UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________ FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2011

GENTA INCORPORATED
________________________________________ (Exact Name of Registrant as Specified in Charter)

Delaware	000-19635	33-0326866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

(908) 286-9800
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on September 2, 2011, Genta Incorporated, a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “September 2011 Purchase Agreement”) with certain accredited investors listed on the signature pages thereto, pursuant to which it agreed to issue up to $12.7 million of units (the “2011 Units”), each 2011 Unit consisting of (i) 12.00% senior secured convertible promissory notes due September 9, 2021, convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at an initial conversion rate of 671,040 shares of Common Stock for every $1,000 of principal and accrued interest due under the notes (the “G Notes”), (ii) 12.00% senior secured cash collateralized convertible promissory notes due September 9, 2021, convertible into shares of Common Stock, at a rate of 671,040 shares of Common Stock for every $1,000 of principal and accrued interest due under the notes (the “H Notes”, together with the G Notes, the “September 2011 Notes”), (iii) senior secured convertible promissory note warrants to purchase an amount of G Notes equal to the G Notes purchased at the closing, at an exercise price of $1,000 per warrant (the “G Warrants”), which purchase price may be paid through a cashless “net exercise” feature, and (iv) senior secured cash collateralized convertible promissory note warrants to purchase an amount of G Notes equal to the H Notes purchased at closing, at an exercise price of $1,000 per warrant (the “H Warrants,” together with the G Warrants, the “September 2011 Debt Warrants”), which purchase price may also be paid through a cashless “net exercise” feature.  The issuance of the September 2011 Notes and September 2011 Debt Warrants in exchange for $12.7 million is referred to herein as the “September 2011 Financing.”

On November 16, 21, and 28, 2011, and December 4, 2011, the Company entered into amendment agreements with certain investors in the September 2011 Financing to amend the terms of the G Notes to revise the timing of certain adjustment dates therein and to extend the deadline set forth in the September 2011 Purchase Agreement for the Company to effect a reverse stock split.  As a result of the amendment agreement dated December 4, 2011, the reverse split must be implemented by December 15, 2011 and the second adjustment date for the conversion price under the G Notes has been moved to December 15, 2011.

On December 2, 2011, the Company received a letter from the Financial Industry Regulatory Authority (“FINRA”) notifying the Company of FINRA’s determination that the Company’s request for approval of a proposed reverse stock split was deficient and therefore would not be processed.  The Company currently intends to appeal such determination.  There can be no assurance that we will be successful in any such appeal and, if we are unable to appeal the decision or secure a permanent waiver of the covenant requiring a reverse stock split in Section 1.3(b) of the September 2011 Purchase Agreement, the failure to implement a reverse stock split as required would constitute an event of default under our existing indebtedness.

Additionally, on October 21, 2011, the Company issued a press release announcing that it had held a Special Meeting of Stockholders (the “Special Meeting”).  At the Special Meeting, the Company’s stockholders approved a proposal that authorized the Company’s Board of Directors, in its discretion, to effect up to two reverse stock splits of the Company’s outstanding Common Stock, at exchange ratios up to 1 for-500 until December 31, 2012.  The Company intends to rely upon such approval to implement one or more reverse stock splits by December 31, 2012.

A complete copy of each of the Seventh Amendment Agreement, Eighth Amendment Agreement, Ninth Amendment Agreement, and Tenth Amendment Agreement (collectively, the “Amendments”) are attached as exhibits to this Form 8-K.  The foregoing description of the Amendments is qualified in its entirety by reference to such exhibits.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Form of Seventh Amendment Agreement dated November 16, 2011 (filed herewith).
10.2	Form of Eighth Amendment Agreement dated November 21, 2011 (filed herewith).
10.3	Form of Ninth Amendment Agreement dated November 28, 2011 (filed herewith).
10.4	Form of Tenth Amendment Agreement dated December 4, 2011 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

Dated: December 5, 2011	By:	/s/ Gary Siegel
	Name:	Gary Siegel
	Title:	Vice President, Finance